UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Fuel Tech, Inc.
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FUEL TECH, INC.

27601 Bella Vista Parkway

Warrenville, Illinois 60555

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be Held May 16, 2019

To the Stockholders of Fuel Tech, Inc.:

The annual meeting of stockholders of Fuel Tech, Inc., a Delaware corporation (Fuel Tech), will be held Thursday, May 16, 2019, at 10:00 a.m. local time at the offices of Fuel Tech, Inc., 27601 Bella Vista Parkway, Warrenville, Illinois 60555 (Annual Meeting), to consider and vote on the following items, each of which is explained in the attached proxy statement (Proxy Statement). We have enclosed a proxy card or a voting instruction form for your use in voting.

1.	To elect six directors;

2.	To ratify the appointment of RSM US LLP as Fuel Tech’s independent registered public accounting firm;

3.	To conduct an advisory vote to approve executive compensation; and

4.	To transact any other business that may properly come before the meeting or at any adjournment thereof.

Only stockholders of record at the close of business on March 22, 2019 are entitled to vote at the Annual Meeting. A list of stockholders entitled to vote at the Annual Meeting will be available ten days before the meeting for examination by any stockholder, for any purpose relevant to the meeting, during ordinary business hours at 27601 Bella Vista Parkway, Warrenville, Illinois 60555. That list will also be available for inspection at the Annual Meeting.

Fuel Tech’s Annual Report on Form 10-K for the year ended December 31, 2018 (referred to in this proxy statement as the “Annual Report on Form 10-K” or “Annual Report”) is enclosed with this Notice of Annual Meeting and Proxy Statement.

FUEL TECH, INC.

Albert G. Grigonis

Secretary

March 26, 2019

IMPORTANT

Whether or not you expect to attend the Annual Meeting in person, we urge you to vote your shares at your earliest convenience. An addressed envelope for which no postage is required if mailed in the United States is enclosed if you wish to vote by mail. Submitting your proxy now will not prevent you from voting your shares at the Annual Meeting if you desire to do so, as your proxy is revocable at your option.

For Internet or telephone voting, please refer to the instructions on the proxy card or voting instruction form.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Annual Meeting to be Held on May 16, 2019. Fuel Tech’s Proxy Statement and Annual Report to Stockholders are available at: www.envisionreports.com/FTEK.

This Proxy Statement contains “forward-looking statements” as defined in Section 21E of the Securities Exchange Act of 1934, as amended, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and reflect Fuel Tech’s current expectations regarding future growth, results of operations, cash flows, performance and business prospects, and opportunities, as well as assumptions made by, and information currently available to, our management. Fuel Tech has tried to identify forward-looking statements by using words such as “anticipate,” “believe,” “plan,” “expect,” “estimate,” “intend,” “will,” and similar expressions, but these words are not the exclusive means of identifying forward-looking statements. These statements are based on information currently available to Fuel Tech and are subject to various risks, uncertainties, and other factors, including, but not limited to, those discussed in Fuel Tech’s Annual Report on Form 10-K in Item 1A under the caption “Risk Factors,” which could cause Fuel Tech’s actual growth, results of operations, financial condition, cash flows, performance and business prospects and opportunities to differ materially from those expressed in, or implied by, these statements. Fuel Tech undertakes no obligation to update such factors or to publicly announce the results of any of the forward-looking statements contained herein to reflect future events, developments, or changed circumstances or for any other reason. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including those detailed in Fuel Tech’s filings with the Securities and Exchange Commission.

FUEL TECH, INC.

Proxy Statement

FUEL TECH ANNUAL MEETING

The Meeting

The Board of Directors (Board) of Fuel Tech, Inc., a Delaware corporation (Company or Fuel Tech), is soliciting your votes on the enclosed form of proxy. The proxy is for use in voting your Fuel Tech shares at the 2019 annual meeting of stockholders (Annual Meeting). Any one of the persons you appoint on the form of proxy will be your representative to vote your shares at the Annual Meeting according to your instructions. The Annual Meeting will be at the offices of Fuel Tech, 27601 Bella Vista Parkway, Warrenville, Illinois 60555 on Thursday, May 16, 2019, at 10:00 a.m. local time. The proxy may also be used at an adjournment of the Annual Meeting.

Shares Eligible to Vote; Quorum

The record date for the Annual Meeting is March 22, 2019. You may vote at the Annual Meeting in person or by a proxy, but only if you were a stockholder of Fuel Tech common stock (Common Stock) at the close of business on the record date. At the record date, according to the records of Computershare Shareowner Services LLC (Computershare), Fuel Tech’s transfer agent, Fuel Tech had 24,186,201 shares of Common Stock outstanding, which represents the total number of shares of Common Stock that stockholders may vote at the Annual Meeting. You may cast one vote for each share you hold. You may also vote via telephone or the Internet according to the instructions on the proxy card or the voting instruction form enclosed. Stockholders who execute proxies retain the right to revoke them at any time before the shares are voted by proxy at the Annual Meeting. You may revoke a proxy by delivering a signed statement to Fuel Tech’s Corporate Secretary at or prior to the Annual Meeting or by timely executing and delivering, by mail, Internet, telephone, or in person at the Annual Meeting, another proxy dated as of a later date.

The quorum for the Annual Meeting, i.e., the number of shares of Common Stock that must be present in order to have a legally constituted meeting of stockholders, is one-third of the number of shares of Common Stock entitled to vote, or 8,062,067 shares of Common Stock.

The Form of Proxy; Revocability; Voting

You may appoint a proxy, or representative, at the Annual Meeting other than the persons named in Fuel Tech’s enclosed form of proxy. If you do wish to appoint some other person, who need not be a stockholder, you may do so by completing another form of proxy for use at the Annual Meeting. Completed forms of proxy should be mailed promptly to Computershare in the enclosed return envelope.

You may revoke your proxy at any time before it is voted, including at the Annual Meeting. If you sign and send a proxy to Computershare, or send a proxy by the Internet or telephonically, and do not revoke it, the proxy holders will vote the shares of Common Stock it represents at the Annual Meeting in accordance with your instructions. Abstentions and broker non-votes are counted as present in determining whether there is a quorum, but are not counted in the calculation of the vote. If the proxy is signed and returned without specifying choices, the shares of Common Stock will be voted in favor of each item on the agenda in accordance with the recommendations of the Board.

Proxy Solicitation; Distribution

Directors and executive officers of Fuel Tech may solicit stockholders’ proxies by mail, telephone or facsimile. Fuel Tech will bear the cost of proxy solicitation, if any.

Fuel Tech first distributed this Proxy Statement and the accompanying Annual Report on Form 10-K on or about April 5, 2019.

AGENDA ITEM NO. 1 ELECTION OF DIRECTORS

The Nominees

Fuel Tech’s stockholders elect the Company’s Board members annually. Messrs. Vincent J. Arnone, Douglas G. Bailey, Sharon L. Jones, James J. Markowsky, Thomas S. Shaw, Jr., and Dennis L. Zeitler were each Fuel Tech’s directors for its six member Board of Directors and were elected by our stockholders at the Company’s 2018 Annual Meeting of Stockholders to serve for a one year term expiring at the 2019 Annual Meeting.

We are asking you to vote for the election of six nominees as directors of Fuel Tech. The nominees were recommended by the Nominating and Corporate Governance Committee of the Board. The term of office of each director is until the next annual meeting or until a successor is duly elected or if before then a director resigns, retires or is removed by the stockholders. The nominees are Vincent J. Arnone, Douglas G. Bailey, Sharon L. Jones, James J. Markowsky, Thomas S. Shaw, Jr., and Dennis L. Zeitler.

In the opinion of the Board, with the exception of Messrs. Arnone and Bailey, all director nominees satisfy the independence requirements of NASD Rule 5605(a)(2). Detail concerning directors’ compensation is set out below under the captions “Executive Compensation” and “Director Compensation.” The following table sets forth certain additional information with respect to the nominees.

Name	Age	Director Since
Vincent J. Arnone	55	2016
Douglas G. Bailey	68	1998
Sharon L. Jones	58	2018
James J. Markowsky	74	2017
Thomas S. Shaw, Jr.	71	2001
Dennis L. Zeitler	70	2013

Each of the nominees identified above are the nominees of the Board for election as directors at the Annual Meeting. Biographical information, including qualifications, regarding each of the nominees is set forth below.

Availability

The nominees have all consented to stand for election and to serve, if elected. Should one or more of these nominees become unavailable or decline to accept election, votes will be cast for a substitute nominee, if any, designated by the Board on recommendation of the Nominating and Corporate Governance Committee. If no substitute nominee is designated prior to the Annual Meeting, the individuals named as proxies on the enclosed proxy card will exercise their discretion in voting the shares of Common Stock that they represent. That discretion may also include reducing the size of the Board and not electing a substitute.

Plurality Voting

A motion will be made at the Annual Meeting for the election as directors of the six nominees. Under Delaware law and Fuel Tech’s bylaws, a vote for a plurality of the shares of Common Stock voting is required for the election of directors. Under plurality voting, directors who receive the most “for” votes are elected; there is no “against” option, and votes that are “withheld” or simply not cast are disregarded in the count. If a nominee receives a plurality of votes but does not, however, receive a majority of votes, that fact will be considered by the Nominating and Corporate Governance Committee in any future decision on nominations.

The affirmative vote of a plurality of the votes cast is required for the election of directors. The Board recommends a vote FOR each of the nominees.

DIRECTORS AND EXECUTIVE OFFICERS OF FUEL TECH

Biographical information is presented below concerning Fuel Tech’s directors and the “Named Executive Officers” (or NEOs) as described below. Messrs. V.J. Arnone, William E. Cummings, Jr. and James M. Pach are the Executive Officers of the Company. Each of the Company’s Executive Officers is also a NEO. Information about each NEO is provided below in the NEO section.

Directors

Vincent J. Arnone was appointed Chairman of the Board of Directors of Fuel Tech, Inc. on September 1, 2017. Mr. Arnone has been President and Chief Executive Officer and a director of the Company since April 1, 2015; previously he was Executive Vice President and Chief Operating Officer from January 2014 through March 2015; Executive Vice President, Worldwide Operations since September 2010; a consultant to Fuel Tech from time to time from June 2008 through August 2010; Senior Vice President, Treasurer and Chief Financial Officer of Fuel Tech from February 2006 through May 2008; Vice President, Treasurer and Chief Financial Officer from December 2003 through January 2006; and Controller and Financial Director from May, 1999 through November 2003. Mr. Arnone’s key leadership roles in the management of Fuel Tech and long experience with Fuel Tech, his depth of experience regarding the establishment and execution of strategies and operational programs in a multi-national environment along with his experiential knowledge regarding financial matters contribute to the Board’s deliberations regarding the business of the Company.

Douglas G. Bailey has been a director of Fuel Tech, Inc. since April 1998. From April 2015 until his retirement from the position effective September 1, 2017, he was Executive Chairman of the Board of Fuel Tech, Inc. Also, previously, Mr. Bailey was President and Chief Executive Officer of Fuel Tech from April 2010 through March 2015, Chairman of the Board of Fuel Tech from January 2010 through March 2015, and Deputy Chairman from 2002 through December 2009. He also previously served as an employee of Fuel Tech from January 1, 2004 through December 31, 2009. Mr. Bailey has been the President of American Bailey Corporation (ABC), a closely held private equity firm, since 1984 and its Chief Executive Officer (CEO) since 1996.

Mr. Bailey’s past leadership and management responsibilities as Executive Chairman, and President and Chief Executive Officer of Fuel Tech informs his judgment and participation as a member of Fuel Tech’s Board. His early career began as an engineer with Foster-Miller, Inc. and at Corning, Inc. in a variety of manufacturing and marketing positions. During his subsequent business career, following the founding of ABC, Mr. Bailey, in addition to being ABC’s CEO, served as the CEO of a number of its affiliated companies, bringing to the Fuel Tech Board management ability at senior and executive management levels in a variety of industrial markets. Over the span of more than 35 years, Mr. Bailey has provided board service to a number of other companies including, for example, from 2001 to 2013, serving as a director and chairman of the compensation committee for Endocyte, Inc., a public biotechnology company, along with being a member of its nominating and corporate governance committee. Also, since 2013, Mr. Bailey has served as a director of Nemucore Medical Innovations, Inc. and since mid-2014, has been chairman of its compensation committee. Mr. Bailey also has previous service on the audit committee and as chairman of the compensation committee for Atlantis Components, Inc. This gives him a broad based understanding of the role of a board of directors and its committees, and positions him well to continue to serve on the Board.

Sharon L. Jones was elected to the Board in March, 2018. Previously, Ms. Jones served as Aircraft Protection Vice President and Site Lead for Orbital ATK in 2014 and 2015. Prior to Orbital ATK’s 2014 merger with Alliant Techsystems, Inc., Ms. Jones held a variety of senior leadership positions for Alliant Techsystems, Inc., a Fortune 500 aerospace and munitions leader, including Technology Vice President (2010-2013), Manufacturing Director (2005-2010), Environmental, Safety and Security Director (2002-2005), Program Director (1998-2001) and various management positions in engineering, quality assurance and employee safety and security (1985-1987). Ms. Jones began her career as a research chemist at Dow Chemical Company in 1982.

Ms. Jones’ professional affiliations include membership on the board of directors of the Anoka Technical College Foundation, where she served as vice-president and president. She holds a Master’s of Business Administration degree from the University of St. Thomas, and a Bachelor’s degree in chemistry and a Master’s degree in analytical chemistry from the South Dakota School of Mines and Technology.    Ms. Jones has extensive experience in strategic planning, change management and project development, having developed and implemented technical strategies for extending product life cycles and increasing operating efficiency, and collaboratively managing organizational change. Ms. Jones combined experience in product development, change management and implementing safety programs makes her an excellent advisor to help inform the Board’s judgment on a variety of matters.

James J. Markowsky, Ph.D. has been a director of Fuel Tech, Inc. since February, 2017. Previously, Dr. Markowsky served as Assistant Secretary for Fossil Energy, US Department of Energy, in 2009 and 2010. He served as President of Research and Development Solutions, LLC (RDS), in 2004 and 2005. Prior to RDS, Dr. Markowsky served as Executive Vice President, Power Generation, at American Electric Power Service Corporation (AEP) from 1996 to 2000. In 2000, he retired from AEP. Earlier positions of Dr. Markowsky at AEP included Executive Vice President, Engineering and Construction (1993-1996), Senior Vice President and Chief Engineer (1988-1993), Vice President, Mechanical and Environmental Engineering (1988), Vice President, Mechanical Engineering (1987-1988), Assistant Vice President, Mechanical Engineering (1984-1987), AEP Sloan Fellow at Massachusetts Institute of Technology (1980-1981), Manager, Analytical and R&D Section (1977-1984), and Senior Engineer, Mechanical Engineering Division (1971-1977). Dr. Markowsky’s professional affiliations include membership in the National Academy of Engineering and he is an American Society of Mechanical Engineers Fellow. He holds a Bachelor’s degree in Mechanical Engineering from Pratt Institute, Master of Science and doctoral degrees in Mechanical Engineering from Cornell University and a Master of Science degree in Management from Massachusetts Institute of Technology. Dr. Markowsky has extensive experience related to power generation including, during his long and successful AEP career, the management along with the engineering, design, construction and operation of AEP’s then fleet of 21,000 MW of coal-fired power generation, and the management and implementation of R&D activities related to both the environmental and operational performance of fossil power plants. Dr. Markowsky’s combined experience in management and corporate governance makes him an excellent advisor to help inform the Board’s judgment on a variety of matters.

Thomas S. Shaw, Jr. has been a director of Fuel Tech since 2001 and Lead Director since February 2011. In September 2010 Mr. Shaw was elected to serve as Vice Chairman and as a member of the compensation committee of the Board of Trustees of Wilmington University. He also continues to serve as a Trustee and Treasurer and Chairman of the Finance and Audit Committee of Wilmington University. In June 2010 he was appointed to the Delaware Board of Pension Trustees. Mr. Shaw retired in September 2007 from his position as Executive Vice President and Chief Operating Officer of Pepco Holdings, Inc.

With 36 years of managerial experience in the utility industry with Pepco Holdings, Inc. and two of its predecessor companies — Delmarva Power and Conectiv, Mr. Shaw brings to the Fuel Tech Board demonstrated managerial experience at senior and executive levels that includes over 30 years of responsibility for the management, operation, maintenance, engineering and construction of fossil fueled electricity generating plants and their related equipment. He held a variety of positions with the Pepco companies including Power Plant Engineer, Plant Superintendent/Manager, General Manager of Production, Vice President of Production, and President and Chief Operating Officer. Mr. Shaw’s experiential base provides Fuel Tech’s Board with a broad based viewpoint from a utility customer perspective. In addition, during the last 17 years of his career, Mr. Shaw was also responsible for the management and oversight of numerous unregulated, non-utility businesses, including serving as the initial President of Conectiv Energy, the power generation and trading subsidiary of Pepco Holdings, Inc. This business experience has provided Mr. Shaw insights into the operational requirements of a large company and more specifically, a utility, in an array of areas including finance, commercial transactions, corporate governance, executive compensation, human resource matters, merger and acquisition activities, and environmental regulations, all of which makes him a skilled advisor to the Fuel Tech Board.

Dennis L. Zeitler has been a director of Fuel Tech since 2013. Mr. Dennis L. Zeitler served as Senior Vice President and Special Advisor of MSA Safety, Inc. (MSA) from September 4, 2013 to January 1, 2014. Mr. Zeitler served as Senior Vice President, Chief Financial Officer and Treasurer of MSA from June 2007 to September 4, 2013. In his tenure at MSA, Mr. Zeitler held ever increasing positions of responsibility. His earlier positions included Treasurer; Assistant Treasurer; and Manager, Financial Services (1989-1998), Vice President and Treasurer (1998-2000), and Vice President, Chief Financial Officer and Treasurer (2000-2007).

Mr. Zeitler is a highly accomplished Chief Financial Officer and executive manager, serving as MSA’s Chief Financial Officer and Treasurer for thirteen years. MSA is a global leader in the development, manufacture and supply of products that protect people’s health and safety. Mr. Zeitler has a deep understanding of all aspects of global finance for a publicly traded company. During his career with MSA, its global sales volume dramatically increased and the number of countries in which MSA operated expanded substantially. This provided Mr. Zeitler a sophisticated experiential knowledge base regarding financial and Treasury operations and business requirements in a broad array of markets and countries worldwide. In addition to his duties as Chief Financial Officer for MSA, Mr. Zeitler led MSA’s Global Pricing Strategy and Business Development teams, devising and implementing global strategies across all of MSA’s operating elements. He has significant experience dealing with the issues of growing businesses around the world. These experiences and qualifications make Mr. Zeitler an excellent addition to the Fuel Tech Board to help inform the Board’s judgment in these areas.

Named Executive Officers

Vincent J. Arnone, See director entry above.

William E. Cummings, Jr., 62, has been Senior Vice President, Sales since July 2016. Previously, Mr. Cummings had served as Senior Vice President, APC Sales since January 2009; Vice President, Sales since April 2006; Vice President, Air Pollution Control Sales since May 2000; Director, Utility Sales since April 1998; and Director, Eastern Region since 1994.

James M. Pach, 38, has been Vice President, Treasurer, Controller and Principal Financial Officer of Fuel Tech since March, 2018; previously, he was Acting Treasurer and Principal Financial Officer of Fuel Tech from November, 2017. Prior to such time, Mr. Pach served as the Company’s Assistant Treasurer and Controller from January, 2016. Prior to joining Fuel Tech, Mr. Pach was Assistant Corporate Controller for Century Aluminum Company (CAC) since 2015, and Senior Corporate Accounting Manager for CAC since 2013, Assurance Senior Manager for PricewaterhouseCoopers LLP (PwC) from 2012, and Assurance Manager for PwC from 2010.

There are no family relationships between any of the directors or executive officers.

PRINCIPAL STOCKHOLDERS AND STOCK OWNERSHIP OF MANAGEMENT

The following table sets forth information regarding the beneficial ownership of Common Stock known to Fuel Tech as of March 20, 2019 by (i) each person known to own beneficially more than five percent of the outstanding Common Stock; (ii) each director or nominee of Fuel Tech; (iii) each of Fuel Tech’s Named Executive Officers; and (iv) all directors and all officers as a group.

Name and Address	No. of Shares	Percentage(1)
Beneficial Owners
Bettye J. Bailey(2)	4,328,973	17.9
Grace & White, Inc. (3)	1,447,657	5.9
Directors and Named Executive Officers(4)
Vincent J. Arnone(5)	414,406	*
Douglas G. Bailey(5)(6)	1,946,878	8.0
William E. Cummings, Jr.(5)	87,969	*
Sharon L. Jones	—	*
James J. Markowsky(5)	44,000	*
James M. Pach	—	*
Thomas S. Shaw, Jr.(5)	165,500	*
Dennis L. Zeitler (5)	165,500	*
All Directors and Officers as a Group (21 persons)(5)	3,233,276	13.2

*	Less than one percent (1.0%)
(1)	The percentages in each case are of the outstanding common stock at March 20, 2019 and all RSUs vesting or options exercisable within 60 days thereafter.
(2)	Does not include 245,000 shares held in a family trust. The address of Mrs. Bailey is c/o Smith & Grant LLP, 9 Greenwich Office Park, P.O. Box 4459, Greenwich, Connecticut 06831.
(3)

As reported on a Schedule 13G filed with the Securities Exchange Commission on January 28, 2019. According to its Schedule 13G filing, the address of Grace & White, Inc. is 515 Madison Avenue, Suite 1700, New York, New York 10022.

(4)	The address of each of the above beneficial owners, directors and Named Executive Officers is c/o Fuel Tech, Inc., 27601 Bella Vista Parkway, Warrenville, Illinois 60555.
(5)

Includes shares subject to options exercisable presently and within 60 days: for Mr. Arnone, 40,000 shares; for Mr. D. G. Bailey, 54,000 shares; for Mr. Cummings, 10,000 shares; for Mr. Markowsky, 44,000 shares; for Mr. Shaw, 155,500 shares; for Mr. Zeitler, 115,500 shares; and, for all directors and officers as a group, 503,000 shares.

(6)	Excludes the shares held by a family trust. See footnote (2).

DIRECTOR COMPENSATION

Fuel Tech uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on its Board. In setting director compensation, Fuel Tech considers the role of the directors, the amount of time that directors expend in fulfilling their duties as well as the expertise required of Board members as well as, in the case of stock-based incentive compensation, the financial performance of the Company and the availability of shares under the Fuel Tech, Inc. 2014 Long-Term Incentive Plan.

Cash Compensation for Directors

Until January 1, 2019, each non-employee director received an annual cash retainer of $40,000 for Board service, payable in arrears. With effect from January 1, 2019, each non-employee director receives an annual cash retainer of $50,000 for Board service, payable in arrears. There are no meeting fees. In addition, annual cash retainer fees, payable in arrears, for service as Lead Director and Board committee chairperson are: Lead Director-$10,000; Audit Committee Chair-$10,000; Compensation Chair-$7,500; and Nominating & Corporate Governance Chair-$5,000. A day of service by a director at the request of the Chairman is $1,200. Under the Deferred Compensation Plan for Directors, non-employee directors are entitled to defer fees in either cash with interest or share equivalent “Units” until fixed dates, including the date of retirement from the Board, when the deferred amounts will be distributed either in Fuel Tech stock or in cash in a lump sum or over a period of five years, as the director elects.

Equity Compensation for Directors

In 2018 there was no equity compensation granted to non-employee directors. In 2019 it is the Company’s current intention that for each non-employee director there will be: (a) a target annual equity award dollar value amount of $20,000, and (b) as of the first business day following the 2019 annual meeting of stockholders, an annual equity award to each then incumbent non-employee director by the Board in the form of either:

•

restricted stock units, with all such RSUs awarded vesting upon the earlier of the first anniversary of the award date or the day prior to the first regularly-scheduled annual meeting of the Company’s stockholders following the award date except that the RSUs shall be fully vested upon a change-in-control, or

•	a non-qualified stock option grant of Fuel Tech Common Stock for a term of 10 years, vesting immediately.

DIRECTOR COMPENSATION IN FISCAL YEAR 2018

The following table shows for the Fuel Tech non-employee directors all compensation paid in 2018 on account of fees and equity awards. Directors employed by Fuel Tech or its subsidiaries receive no compensation for their service as directors, and accordingly, during any time he has been employed by Fuel Tech, Mr. Arnone has not received any cash fees or equity awards for his participation on the Board. Disclosure regarding the compensation of Mr. Arnone for fiscal 2018 is contained under the caption “Summary of NEO Compensation” below.

(a)	(b)	(d)	(h)
Name	Fees Earned or Paid in Cash ($)	Option Awards ($)	Total ($)
Douglas G. Bailey	40,000	—	40,000
Sharon L. Jones	31,667	—	31,667
James J. Markowsky	45,000	—	45,000
Thomas S. Shaw, Jr.	57,500	—	57,500
Dennis L. Zeitler	50,000	—	50,000

NON-EMPLOYEE DIRECTORS OUTSTANDING STOCK OPTIONS AT 2018 FISCAL YEAR END

The following table shows the outstanding stock options as of December 31, 2018 for non-employee directors as of such date, all of which are fully vested except as noted below.

Name	Grant Date	Number of Securities Underlying Unexercised Options # (Exercisable)	Option Exercise Price ($)
Douglas G. Bailey	05/20/2009	10,000	10.200
	05/07/2017	44,000	0.965
Sharon L. Jones	—	—	—
James J. Markowsky	12/07/2017	44,000	0.965
Thomas S. Shaw, Jr.	05/22/2009	10,000	9.965
	05/21/2010	10,000	5.495
	05/20/2011	10,000	8.160
	05/25/2012	10,000	3.550
	05/24/2013	10,000	3.850
	05/23/2014	13,500	5.220
	05/22/2015	21,000	2.450
	05/20/2016	27,000	1.580
	12/07/2017	44,000	0.965
Dennis L. Zeitler	05/24/2013	10,000	3.850
	05/23/2014	13,500	5.220
	05/22/2015	21,000	2.450
	05/20/2016	27,000	1.580
	12/07/2017	44,000	0.965

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Relationships and transactions in which Fuel Tech and its directors and executive officers or their immediate family members are participants or have other conflicts of interest are reviewed and approved by the Audit Committee. Although our Audit Committee has not adopted a written policy for the review and approval of related party transactions, in determining whether to approve or ratify any such transaction, the Audit Committee considers, in addition to such other factors it may deem appropriate in the circumstances, whether (i) the transaction is fair and reasonable to the Company, (ii) under all of the circumstances the transaction is in, or not inconsistent with, the Company’s best interests, and (iii) the transaction will be on terms no less favorable to the Company than could have been obtained in an arms’ length transaction with an unrelated third party. The Audit Committee, in its discretion, may request information from any party to facilitate its consideration of a matter. However, the Audit Committee does not allow a director to participate in any review, approval or ratification of any transaction if he or she, or his or her immediate family member, has a direct or indirect material interest in the transaction.

Relationships with American Bailey Corporation

Douglas G. Bailey is President and Chief Executive Officer of ABC; he is also a director and stockholder of ABC. ABC is a sub-lessee under Fuel Tech’s November 2009 lease of its Stamford, Connecticut offices, and was previously the sub-lessee under Fuel Tech’s September 2004 lease for a separate office location. The current lease expires in 2019. In 2018, 2017 and 2016, ABC paid or reimbursed Fuel Tech $164,000, $164,000, and $165,000 for rent and certain lease related and administrative expenses.

Committees of the Board

The Board has three committees: Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee. Each of the Board committee charters is available for viewing on the Fuel Tech web site at www.ftek.com.

Audit Committee

Until May 16, 2018, the Audit Committee was a three-member committee comprised of Messrs. Zeitler (Chair), Markowsky, and Shaw. On May 16, 2018, the committee expanded to a four-member committee comprised of Messrs. Zeitler (Chair), Markowsky, and Shaw and Ms. Jones. The Board has determined that each director who served or is currently serving on the Audit Committee, as described above, was an independent director under NASD Rule 5605(a)(2) and also Rule 10A-3(b)(1) under the Securities Exchange Act of 1934. The Board has also determined that Mr. Zeitler, in light of his significant experience in positions requiring financial oversight responsibility, is an audit committee member who possesses “financial sophistication” as described in NASD Rule 5605(c)(2)(A). The Board has determined that Mr. Zeitler is an “audit committee financial expert” as defined by Securities and Exchange Commission rules.

The Audit Committee is responsible for review of audits, financial reporting and compliance, and accounting and internal controls policy. For audit services, the Audit Committee is responsible for the engagement and compensation of independent auditors, oversight of their activities and evaluation of their independence. The Audit Committee has instituted procedures for receiving reports of improper recordkeeping, accounting or disclosure. The Board has also constituted the Audit Committee as a Qualified Legal Compliance Committee in accordance with Securities and Exchange Commission regulations. You may view the Audit Committee Charter on the Fuel Tech web site at www.ftek.com.

Compensation Committee

Until May 16, 2018, the Compensation Committee was a three-member committee comprised of Messrs. Shaw (Chair), Markowsky and Zeitler. On May 16, 2018, the committee expanded to a four-member committee comprised of Messrs. Shaw (Chair), Markowsky and Zeitler and Ms. Jones. The Board has determined that each director who served or is currently serving on the Compensation Committee, as described above, was an independent director under NASD Rule 5605(a)(2).

Upon assessing the independence of Compensation Committee members as set forth by Nasdaq Exchange Listing Standards approved by the SEC effective January 11, 2013, the Board at its February 26-27, 2019 meeting made a determination that each director who served or is serving as a Compensation Committee member satisfies the following member independence criteria:

•

No committee member has received compensation from the Company for any consulting or advisory services nor has any committee member received any other compensatory fees paid by the Company (other than directors’ fees); and

•	No committee member has an affiliate relationship with the Company, a subsidiary of the Company or an affiliate of a subsidiary of the Company.

Upon assessing the Compensation Committee advisor independence and potential conflicts of interest as set forth by the Nasdaq Exchange Listing Standards approved by the SEC effective January 1, 2013, the Compensation Committee made a determination February 26, 2019 that the Compensation Committee’s compensation advisor, Frederick W. Cook & Co., Inc. (Advisor), satisfied the following independence criteria:

•

The Advisor had not provided in the last completed fiscal year ending December 31, 2018 or any subsequent interim period, any other services to Fuel Tech or its affiliated companies other than the Advisor’s work as a compensation advisor to the Company’s Compensation Committee.

•

Less than 1% of the Advisor’s total revenue was derived from fees paid by the Company in the last completed fiscal year ending December 31, 2018 or any subsequent interim period for work on behalf of the Company’s Compensation Committee.

•	The Advisor had implemented policies and procedures designed to prevent conflicts of interest.

•

Neither the Advisor nor any of its employees serving the Company’s Compensation Committee had any business or personal relationships with any members of the Company’s Compensation Committee or any of the Company’s Executive Officers.

•

Neither the Advisor nor any of its employees serving the Company’s Compensation Committee owned Fuel Tech securities (other than through a mutual fund or similar externally managed investment vehicle).

•

The Advisor was unaware of a relationship by employees of the Advisor serving the Company’s Compensation Committee that could create an actual potential conflict of interest with the Company or its affiliated entities, any members of the Company’s Compensation Committee or any of the Company’s Executive Officers.

The Compensation Committee reviews and approves executive compensation, equity awards, restricted stock units and similar awards, and adoption or revision of benefit, welfare and executive compensation plans in accordance with the Compensation Committee’s Charter. You may view the Compensation Committee Charter on the Fuel Tech web site at www.ftek.com.

Nominating and Corporate Governance Committee

Until May 16, 2018, the Nominating and Corporate Governance Committee was a three-member committee comprised of Messrs. Markowsky (Chair), Shaw, and Zeitler. On May 16, 2018, the committee expanded to a four-member committee comprised of Messrs. Markowsky (Chair), Shaw, and Zeitler and Ms. Jones. The Board has determined that each director who served or is currently serving on the Nominating and Corporate Governance Committee, as described above, was an independent director under NASD Rule 5605(a)(2). The Committee determines the identity of director nominees for recommendation to the Board for election to the Board and assists the Board in discharging the Board’s responsibilities in the area of corporate governance in accordance with the provisions of the Committee’s Charter. You may view the Nominating and Corporate Governance Committee Charter on the Fuel Tech web site at www.ftek.com.

In evaluating nominees, the Nominating and Corporate Governance Committee (Committee) particularly seeks candidates of high ethical character with significant business experience at the senior management or Board level who have the time and energy to attend to Board responsibilities. The Committee does not have a diversity policy. When evaluating nominees, the Committee takes into account the extent to which a candidate’s viewpoints, professional experience, education, skill or other individual qualities or attributes could contribute to Board heterogeneity in Board discussions and decisions within the framework of what the Committee may consider important to Fuel Tech’s business at the time. Candidates should also satisfy such other particular requirements that the Committee may consider important to Fuel Tech’s business at the time. When a vacancy occurs on the Board and the number of directors is not reduced to eliminate the vacancy, the Committee, in consultation with the Chairman of the Board, will consider nominees from all sources, including stockholders, nominees recommended by other parties, and candidates known to the directors or to Fuel Tech management. The Committee may, if appropriate, make use of a search firm and pay a fee for services in identifying candidates. The best candidate from all evaluated, in the opinion of the Committee, will be recommended to the Board to be considered for nomination.

Stockholders who wish to recommend candidates for consideration as nominees should furnish in writing detailed biographical information concerning the candidate to the Committee addressed in care of the Corporate Secretary, Fuel Tech, Inc. before the applicable date and at the address set forth below in the “Stockholder Proposals” section and in accordance with the applicable other requirements of that section.

Corporate Governance

Meetings

During 2018, there were six meetings of the Board of Fuel Tech, seven meetings of the Audit Committee, six meetings of the Compensation Committee, and five meetings of the Nominating and Corporate Governance Committee. Each director of Fuel Tech attended at least 90 % of Board and committee meetings of which he/she was a member during the period of her/his directorship. Each of the then nominated directors attended the annual meeting of stockholders in 2018. Fuel Tech does not have a policy on director attendance at stockholders’ meetings, but each of the nominated directors is encouraged to attend the 2019 Annual Meeting.

Executive Sessions

In 2018 the independent Fuel Tech directors held five executive sessions in connection with scheduled Board meetings. The independent directors who make up the membership of each of the Board’s current committees, Audit, Compensation, and Nominating and Corporate Governance held executive sessions in connection with committee meetings as follows: Audit-eight, Compensation-three, and Nominating and Corporate Governance-four. The policy of the Board on executive sessions is that the Board will hold not less than two executive sessions of the independent directors annually in connection with scheduled meetings. Each committee of the Board will hold executive sessions when the committee deems it appropriate. Members of management and non-independent directors do not attend such executive sessions, except when invited to provide information.

Code of Business Ethics and Conduct

On the recommendation of the Audit Committee, the Board adopted a Code of Business Ethics and Conduct that is available for viewing on the Fuel Tech web site at www.ftek.com. Changes to or waivers of the requirements of the Code will be posted to the web site.

Board Leadership Structure

The business judgments the Board makes regarding what leadership structure it views to be appropriate for Fuel Tech are informed by the facts and circumstances within which it makes those decisions from time to time and, consequently, are subject to change.

From April 1998 to June 2006, the positions of Chairman of the Board (Chairman) and Chief Executive Officer (CEO) of a predecessor Fuel Tech entity that was merged into Fuel Tech in 2006 were held by the same person, Ralph E. Bailey. In 2006, the Board, in light of its continuing oversight responsibilities and relative unfamiliarity with the then newly hired CEO, concluded that it was appropriate to have a separate person serve as the leader of the corporate body in charge of overseeing the CEO’s management of the Company. From June 2006 through March 2010, the positions of Chairman and CEO were held by separate people.

In April 2010, the Board concluded that, given the Company’s circumstance at that time, and, in light of Mr. Douglas G. Bailey’s then over twelve years of experience with Fuel Tech as a director and employee and the enhanced efficiencies that could be achievable by the Company by a single person filling both roles, it was appropriate to have Mr. Bailey serve as both Chairman of the Board, and, on an interim basis, as President and CEO. In December 2010, after completing a lengthy CEO executive search wherein the then Compensation and Nominating Committee and the Board had considered both internal and external candidates, that committee recommended to the Board and the Board then determined that it was in the Company’s interest to have Mr. Bailey serve as both Chairman of the Board and as President and CEO on a continuing basis.

On April 1, 2015, the Board appointed Mr. Douglas G. Bailey as Executive Chairman and Mr. Vincent J. Arnone as President and Chief Executive Officer. On July 19, 2017, Mr. Bailey notified the Company that, with effect on September 1, 2017, he was retiring from his position as Executive Chairman of the Board of Directors. In connection with Mr. Bailey’s departure as Executive Chairman, on July 19, 2017, the Board also took action, with effect on September 1, 2017, to appoint Mr. Arnone to be Chairman of the Board. The Board made its decision to combine the roles of Chairman and Chief Executive Officer in light of the Company’s need to be cost-efficient throughout all areas of the business, while maintaining responsible and effective corporate governance.

Given the Board’s December 2010 decision to have Mr. Bailey serve as both Chairman and as President and CEO, in February 2011, the Board determined it useful and appropriate to appoint Mr. Shaw, an incumbent non-employee independent director to be Lead Director. To complement the combined Chairman and CEO positions that went into effect on September 1, 2017, the Board determined to continue its existing lead independent director role as part of the Company’s corporate governance structure. In May 2018, the Nominating and Corporate Governance Committee determined that it was in Fuel Tech’s best interest for Mr. Shaw to continue in that role for 2018-2019.

Among other things, the current Charter of the Lead Director provides that as the Lead Director, Mr. Shaw shall: (a) facilitate the activities of the other non-employee/independent directors; (b) advise the Chairman as to an appropriate schedule of Board meetings seeking to ensure that the non- employee/independent directors can perform their duties responsibly while not interfering with the flow of Company operations; (c) advise the Chairman and the Corporate Secretary with input as to: the preparation of the agendas for Board and Board committee meetings, the information sent to the Board pertaining to those meetings, and approval of Board meeting agendas; (d) make recommendations to the Chairman regarding the retention of consultants who report directly to the Board; (e) interview along with the Chair of the Nominating and Corporate Governance

Committee and make recommendations to that committee and the Board regarding Board director candidates; (f) co-ordinate, develop the agenda for, and moderate executive sessions of the Board’s independent directors, as well as plenary sessions of the Board where the Chairman is not present; (g) act as principal liaison between the independent directors and the Chairman; and (h) coordinate any performance evaluation of the Chairman deemed appropriate by the Board. That charter also provides that each year, no later than the day following the annual stockholder meeting, the Board will review the Lead Director charter for recommended changes and the propriety of continuing the Lead Director role.

Risk Oversight

The Board’s risk oversight approach is intended to support management’s achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance stockholder value. A fundamental part of risk oversight is not only understanding the risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for a company. The involvement of all directors in setting the Company’s business strategy is a key part of its assessment of management’s approach to risk taking to achieve its organizational objectives, and also a determination of what makes up an appropriate level of risk for the Company. The Board regularly reviews information regarding the Company’s credit, liquidity, operations, and strategic initiatives as well as the risks associated with each.

While the Board has the ultimate risk oversight responsibility, various committees of the Board also have responsibility for risk oversight. The Audit Committee oversees financial risk (see Report of Audit Committee below). The Audit Committee also reviews and approves all related party transactions and reviews potential conflict of interest matters. In addition, the Audit Committee acts as the Company’s Qualified Legal Compliance Committee to receive reports of material violations of the securities laws, breaches of fiduciary duty or similar material violations from legal counsel representing the Company and practicing before the Securities and Exchange Commission. The Company’s Compensation Committee, is responsible for overseeing the management of risks relating to the Company’s compensation plans and arrangements. It strives to consider and approve compensation programs that encourage a level of risk-taking behavior under those programs that are consistent with the Company’s business strategy (see Report of Compensation Committee below). The Nominating and Corporate Governance Committee oversees the management of risks relating to Board and executive succession planning and the composition of the Board. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed through committee reports about such risks.

EXECUTIVE COMPENSATION

Report of Compensation Committee

We are considered a “smaller reporting company” for purposes of the SEC’s executive compensation and other disclosure rules. In accordance with such rules, we are required to provide a Summary Compensation Table and an Outstanding Equity Awards at Fiscal Year End Table, as well as limited narrative disclosures. The Compensation Committee (the Committee) has reviewed and discussed with management the Compensation Discussion and Analysis appearing immediately below in this Proxy Statement. Based on this review and discussion, the Committee has recommended to the Board that the Compensation Discussion and Analysis set forth below be included in this Proxy Statement. The Committee reviewed its charter and determined that no changes were required to the charter.

By the Compensation Committee:

T.S. Shaw, Chair

              S. L. Jones, J.J. Markowsky and D.L. Zeitler

Compensation Committee Interlocks and Insider Participation

During 2018, all members of the Compensation Committee were independent directors, and no member was an employee or former employee of Fuel Tech. During 2018, none of Fuel Tech’s executive officers served on the Compensation Committee (or its equivalent) or board of directors of another entity whose executive officer served on the Committee.

Compensation Discussion and Analysis

The Committee is responsible for reviewing and, to the extent provided for in the Committee’s Charter, approving in advance of implementation, all incentive plans, sales commission plans and salary actions and bonuses for Vice President level and above officers of Fuel Tech or new or incumbent employees that have base salaries in excess of $175,000 per year including the Named Executive Officers (NEOs) listed in the Summary Compensation Table below. In the case of the salary actions described above, the Committee makes recommendations to the Board and the Board approves such salary actions. The Committee periodically reviews Fuel Tech compensation practices, including the methodologies for setting total compensation for those employees, including NEOs. As discussed in more detail below, from time to time the Committee also may supplement its exercise of business judgment in compensation matters with market information pertaining to Fuel Tech’s compensation levels against comparable companies in its industry and across multiple industries including the use of peer group data (also see Use of Peer Group section below). However, the Committee exercises its independent judgment when making decisions on compensation matters, including when rewarding individual performance. The responsibilities of the Committee are described more fully in its charter at www.ftek.com.

Compensation Philosophy and Objectives

Fuel Tech’s compensation philosophy is to promote long-term, sustainable stockholder value by incentivizing individual performance, as well as promoting overall financial performance of the Company on an annual and long-term basis.

With that compensation philosophy in mind, Fuel Tech’s compensation programs are designed to achieve the following objectives:

•	to ensure Fuel Tech remains a market leader in the development of innovative solutions;

•	to provide stockholders with a superior rate of return;

•	to attract, motivate, and retain top talent to advance the achievement of business goals, strategies and objectives; and

•	to support an integrated team-oriented philosophy.

Compensation Elements

Fuel Tech’s executive compensation program has as a primary purpose to attract, retain and motivate the highly talented individuals whose enterprise will enable Fuel Tech to succeed. Typically, the key components of that program include three elements: base salary, short-term incentives and long-term incentives, as more fully described below. Among those three elements, from year to year, when considering its goal of promoting the overall financial performance of the Company on an annual and long-term basis, the use by the Committee of any or the extent of use of the short-term and long-term incentives described below may vary, but when used in the compensation packages for NEOs retain the pay-for-performance characteristics described below.

Base Salary

Base salaries requiring review by the Committee under its Charter are reviewed by the Committee on recommendation of the Chief Executive Officer and approved by the Board, except that the base salary of the Chief Executive Officer is reviewed and recommended by the Committee itself without the Chief Executive Officer being present during such deliberations or Committee voting and approved by the Board. In its performance of these activities the Committee acts in its business judgment on what it understands to be fair, reasonable and equitable compensation in view of Fuel Tech’s requirements for recruiting and retention in a highly competitive market. To assist in that determination, the Committee may refer to compensation consultant reports as to general market information and benchmarking data from a peer group of companies approved by the Committee and also:

•	the executive’s compensation relative to other officers;

•	recent and expected performance of the executive;

•	Fuel Tech’s recent and expected overall performance; and

•	Fuel Tech’s overall budget for base salary increases.

Short Term Incentives

2018 Corporate Incentive Plan

On March 8, 2018 the Compensation Committee adopted a 2018 Corporate Incentive Plan (2018 CIP) to provide all U.S. or Canadian based employees (excluding sales personnel, for example, Mr. Cummings) that Fuel Tech designates to participate in the CIP with the opportunity to earn an annual cash bonus based upon employee performance and Fuel Tech’s achievement of a certain level of operating income as discussed below. As such, Messrs. Arnone and Pach were each participants in the 2018 CIP. Potential cash awards under the 2018 CIP were designed to focus employees on the achievement of both positive earnings growth for Fuel Tech as well as on their own individual performance.

The 2018 CIP was structured as follows:

•

2018 CIP payouts were based on Fuel Tech’s ability to realize Operating Income in fiscal 2018. For purposes of the 2018 CIP, “Operating Income” meant Fuel Tech’s operating income before the impact of incentive pay (but including adjustments to reflect the payment of sales commissions), as determined by the Committee in its sole discretion. An “Incentive Pool” might be created dependent on Fuel Tech’s obtaining specified levels of Operating Income during the fiscal year. If the Incentive Pool was created, each participant would be awarded his or her designated portion of the Incentive Pool. The simplified focus on Operating Income alone was intended to provide an objective measurement of Fuel Tech’s financial performance, to directly tie any 2018 CIP payout to the overall financial performance of Fuel Tech across all business lines, and thus, align the interests of all 2018 CIP participants with the overall financial performance of Fuel Tech.

•

No amounts would be payable under the 2018 CIP unless Fuel Tech achieved a minimum of $1 million in Operating Income for fiscal 2018. Accordingly, if Fuel Tech’s Operating Income financial performance for 2018 fell below $1 million, there would be no payout under the 2018 CIP.

•

If Fuel Tech generated $1 million of Operating Income in fiscal 2018, the percentage of Operating Income to be funded into the Incentive Pool would equal 50% of the first $2 million of Operating Income, 40% of any incremental Operating Income between $2 million and $3 million, and 20% of any incremental Operating Income over $3 million. For example, if Fuel Tech earned $4.0 million in Operating Income in fiscal 2018, the amount of Operating Income funded into the Incentive Pool would equal $1.6 million, consisting of: (a) 50.0% of the Operating Income up to $2.0 million ($1 million); (b) 40.0% of the next $1.0 million in incremental Operating Income in excess of $2.0 million up to $3.0 million ($400,000), plus (b) 20.0% of the $1.0 million in Operating Income over $3.0 million ($200,000). On the other hand, if Fuel Tech earned $700,000 in Operating Income in fiscal 2018, no amount would be funded into the Incentive Pool because the $1 million payout threshold would not have been met. The aggregate size of the potential Incentive Pool was restricted only by the level of Fuel Tech’s financial performance for fiscal 2018.

•

The 2018 CIP contemplated that incentive payments to individual employees would be based on the amount of the Incentive Pool; the employee’s 2018 base wages; the employee’s target bonus factor (a percentage assigned to each employee based on such employee’s job level and contribution) and, for all employees below the level of Senior Vice President, the employee’s achievement percentage (an overall job performance multiplier factor that could range from 0% to 100%, and represented the employee’s achievement of individual objectives in 2018) .

•

The target bonus factor for Mr. Arnone under the 2018 CIP was 50% and for Mr. Pach, 30%. In addition, the 2018 CIP provided that the achievement percentage assigned to Fuel Tech’s Principal Executive Offer (Mr. Arnone), and the Principal Financial Officer (Mr. Pach) would automatically equal 100%.

•

As of March 9, 2019, the Compensation Committee determined that for purposes of the 2018 CIP Operating Income should be determined excluding the impact of one-time accounting charges that did not relate to management’s performance. Specifically, the accounting charges included an impairment charge relating to the abandonment of patents in jurisdictions outside the United States and charges associated with the suspension of Fuel Tech’s air pollution control business operation in China. Using this measure, the Committee determined that the minimum payment threshold for the 2018 CIP had been met, and authorized Fuel Tech to fund $547,000 into the Incentive Pool. As a result, Messrs. Arnone and Pach received incentive pool payouts of $70,306 and $18,718, respectively.

2019 Corporate Incentive Plan

On March 9, 2019 the Compensation Committee adopted a 2019 Corporate Incentive Plan (2019 CIP) to provide all U.S. or Canadian based employees (excluding sales personnel such as Mr. Cummings) that Fuel Tech designates to participate in the CIP with the opportunity to earn an annual cash bonus based upon employee performance and Fuel Tech’s achievement of certain level of operating income as discussed below. As such, Messrs. Arnone and Pach are all participants in the 2019 CIP. Potential cash awards under the 2019 CIP are designed to focus employees on the achievement of both positive earnings growth for Fuel Tech as well as on their own individual performance.

The 2019 CIP is structured as follows:

•

2019 CIP payouts are based on Fuel Tech’s ability to realize Operating Income in fiscal 2019. For purposes of the 2019 CIP, “Operating Income” means Fuel Tech’s operating income before the impact of incentive pay (but including adjustments to reflect the payment of sales commissions), as determined by the Committee in its sole discretion. An “Incentive Pool” may be created dependent on Fuel Tech’s obtaining specified levels of Operating Income during the fiscal year. If the Incentive Pool is created, each participant will be awarded his or her designated portion of the Incentive Pool. As with the 2018 CIP discussed above, the focus on Operating Income provides an objective measurement of Fuel Tech’s financial performance to directly tie any payout to the overall financial performance of Fuel Tech across all business lines.

•

No amounts will be payable under the 2019 CIP unless Fuel Tech achieves a minimum of $1.5 million in Operating Income for fiscal 2019. Accordingly, if Fuel Tech’s Operating Income financial performance for 2019 falls below $1.5 million, there will be no payout under the 2019 CIP.

•

If Fuel Tech generates $1.5 million of Operating Income in fiscal 2019, the percentage of Operating Income to be funded into the Incentive Pool will equal 30% of the first $2 million of Operating Income, and 40% of any incremental Operating Income over $2 million. For example, if Fuel Tech earned

$4.0 million in Operating Income in fiscal 2019, the amount of Operating Income funded into the Incentive Pool would equal $1.4 million, consisting of: (a) 30% of the Operating Income up to $2.0 million ($600,000); plus (b) 40% of the $2 million in Operating Income over $2 million ($800,000). On the other hand, if Fuel Tech earned $1,100,000 in Operating Income in fiscal 2019, no amount would be funded into the Incentive Pool because the $1.5 million payout threshold would not have been met.

•

The aggregate size of the potential Incentive Pool is “capped” at $3 million. In order for the full $3 million to be funded into the Incentive Pool for fiscal 2019 Fuel Tech would need to achieve $8 million in Operating Income as explained in the funding metrics described above.

•

The 2019 CIP contemplates that incentive payments to individual employees will be based on the amount of the Incentive Pool; the employee’s 2019 base wages; the employee’s target bonus factor (a percentage assigned to each employee based on such employee’s job level and contribution) and, for all employees below the level of Senior Vice President, the employee’s achievement percentage (an overall job performance multiplier factor that can range from 0% to 100%, and represents the employee’s achievement of individual objectives in 2019) .

•

The target bonus factor for Mr. Arnone under the 2019 CIP is 50% and for Mr. Pach, 30%. In addition, the 2019 CIP provides that the achievement percentage assigned to Fuel Tech’s Principal Executive Offer (Mr. Arnone), Principal Financial Officer (Mr. Pach), and any executive or senior vice president will automatically equal 100%.

•

The actual amounts of fiscal 2019 cash bonuses earned, if any, for any 2019 Named Executive Officer who is a participant in the 2019 CIP will be reported in Fuel Tech’s proxy statement for its 2020 Annual Meeting of Stockholders.

APC Officer Sales Commission Plan

The APC Officer and National Sales Manager Sales Commission Plan (APC Plan) provided for sales commission payments to be made to Fuel Tech’s Senior Vice President, Sales. Under the APC Plan, Fuel Tech would pay to such officer a commission equal to a specified percentage of the as-sold contract value of all sales of products and services in Fuel Tech’s APC product line in the United States and Canada. Mr. Cummings is Fuel Tech’s Senior Vice President, Sales. For 2017 and 2018, Mr. Cummings earned $94,000 and $171,714 in sales commission under the APC Plan.

FUEL CHEM® Officer Sales Commission Plan

The FUEL CHEM Officer Sales Commission Plan (FUEL CHEM Plan) provides for sales commission payments to be made to Fuel Tech’s Senior Vice President, Sales. Under the FUEL CHEM Plan, Fuel Tech would pay to such officer a commission equal to a specified percentage of all net revenue realized for customer units located in the United States and Canada. Mr. Cummings is Fuel Tech’s Senior Vice President, Sales. For 2017 and 2018, Mr. Cummings earned $40,000 and $39,139 in sales commission under the FUEL CHEM Plan.

Long-Term Incentives

In May, 2014, the stockholders approved the Fuel Tech, Inc. 2014 Long-Term Incentive Plan (2014 LTIP). The purpose of the 2014 LTIP is to further the interests of the Company and its stockholders by providing long-term incentives (a) to attract and retain employees, consultants and directors who will contribute to the Company’s long-range success and (b) that align the interests of 2014 LTIP participants with those of the stockholders of the Company. The 2014 LTIP succeeded the Company’s former equity-based compensation plan — the “Fuel Tech, Inc. Incentive Plan” f/k/a the 1993 Incentive Plan (FTIP). Certain prior equity awards remain outstanding under the FTIP. However, the 2014 LTIP is the Company’s only equity-based plan for new equity awards to participants. The 2014 LTIP allows for a variety of types of awards that may be granted to participants in the form of non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards, bonuses or other forms of share-based or non-share-based awards or combinations thereof (as each of those types of awards is defined in the 2014 LTIP). Participants in the 2014 LTIP may be Fuel Tech’s directors, officers, employees, consultants or advisors (except consultants or advisors in capital-raising transactions) as the directors determine are key to the success of Fuel Tech’s business.

Historically, Fuel Tech’s overall long-term equity incentives approach was to award stock options, principally non-qualified options, which are designed to focus management on Fuel Tech’s long-term success as evidenced by appreciation of Fuel Tech’s stock price over several years, by growth in its earnings per share and other elements. In 2009 the Committee undertook an analysis as to the features of a variety of equity award vehicles (which analysis included input from the Committee’s compensation consultant), and the general trend towards use of RSUs as a long-term incentive equity award vehicle as well as the limitation of shares available for equity award grants in the FTIP. As a result, in 2010, the Company started to use predominantly RSUs under the FTIP for equity based long-term incentive awards for employees. The Company has continued that trend of predominantly using RSUs for equity awards for employees under the 2014 LTIP (all above described stock option awards and restricted stock unit awards collectively referred to as “Equity Awards”).

Both RSUs and stock options have ownership motivational attributes for the participants. Further, Fuel Tech’s RSU grants and stock option grants, by design, have featured graduated vesting over a multiple year period which can facilitate employee retention and also incentivizes performance by employees that is focused on creating long-term value and growth for the Company. As such, Fuel Tech believes that each type of Equity Award can have a place in the Company’s long-term incentive compensation programs. However, there are three potential advantages to granting RSU awards over options: 1) RSUs are less depletive on the remaining available 2014 LTIP shares because they carry a higher valuation than stock options on the date of grant, thus, less 2014 LTIP shares are required for each RSU award than would be required for an equivalent stock option award to achieve the Company’s desired equity award value for the participant; 2) the prospect of an RSU award retaining the Company’s intended motivational attributes for the participant over time can be greater than a stock option award because an RSU award does not carry a “strike” price that must be exceeded for the RSU award to continue to be of value to the participant; and 3) because the motivational aspects of an RSU over a stock option can be greater as described above, that prospect can result in enhanced value to the Company for the compensation charges that will be recognized by the Company to grant an RSU award versus a stock option award.

Historically, except for Equity Awards granted to the CEO, Equity Awards have been determined by the Committee based upon recommendations from Fuel Tech’s CEO. Equity Awards for the CEO have been determined by the Committee with no participation of the CEO — the CEO is not present during the Committee’s decisional deliberations or votes pertaining to CEO Equity Awards. The determination and approval of proposed Equity Awards are based on a variety of factors that may include:

•	historical Equity Awards, by employee, by year;

•	intrinsic values for each Equity Award, or, when applicable, the fair value of each Equity Award using the Black-Scholes option pricing model;

•	the number of Equity Award units available for issuance under the 2014 LTIP;

•	supervisor recommendations for employee Equity Awards; the estimate of expected intrinsic value (e.g., Equity Award compensation expense) of the aggregate Equity Award;

•	net income (before or after taxes);

•	basic or diluted earnings per share (before or after taxes);

•	gross revenue, net revenue, gross revenue growth or net revenue growth;

•	sales of particular products or services;

•	gross profit, gross profit growth, net profit or net operating profit (before or after taxes);

•

earnings before or after deduction for all or any portion of interest, taxes, depreciation, amortization, incentive pay, contributions to 401(k) or other employee benefit plans, or items of income or expense not occurring in the normal course of business, whether or not on continuing operations or on an aggregate or per share basis (basic or fully diluted);

•	return on assets, capital, invested capital, equity, or sales (discounted or otherwise);

•	cash flow (including, but not limited to, operating cash flow, free cash flow, and cash flow return on capital);

•	one or more operating ratios such as earnings before or after interest, taxes and/or depreciation and/or amortization;

•	gross or operating margins;

•	improvements in capital structure;

•	budget and expense management or cost targets;

•	productivity ratios;

•	economic value added or other value-added measurements;

•	share price (including, but not limited to, growth measures and total stockholder return);

•	book value;

•	financing and other capital raising transactions (including sales of our equity or debt securities);

•	operating efficiency;

•	working capital targets;

•	enterprise value;

•	completion of acquisitions, business expansion, reorganizations or divestitures (in whole or in part);

•	borrowing levels, leverage ratios or credit rating;

•

regulatory achievements (including submitting or filing applications or other documents with regulatory authorities or receiving approval of any such applications or other documents and passing pre-approval inspections (whether of us or a third-party manufacturer) and validation of manufacturing processes (whether ours or a third-party manufacturer’s);

•	strategic partnerships or transactions (including in-licensing and out-licensing of intellectual property);

•

establishing relationships with commercial entities with respect to the marketing, distribution and sale of our products (including with group purchasing organizations, distributors and other vendors);

•	supply chain achievements (including establishing relationships with manufacturers or suppliers of component materials and manufacturers of our products);

•	co-development, co-marketing, profit sharing, joint venture or other similar arrangements;

•	economic value-added models or equivalent metrics;

•

implementation, completion or attainment of measurable objectives with respect to research, development, manufacturing, commercialization, products or projects, production volume levels, succession and hiring projects, or expansions of specific business operations;

•	timely completion of new product roll-outs;

•	timely launch of new facilities;

•	sales or licenses of our assets, including its intellectual property, whether in a particular jurisdiction or territory or globally, or through partnering transactions);

•	royalty income;

•	exceptional and innovative individual performance;

•	individual contribution to a strategic goal;

•	teamwork;

•	leadership accomplishments; and

•	employee job level.

Under the FTIP, all outstanding options that are not vested will become immediately vested in the event that there is with respect to Fuel Tech, a “change-in-control.” Under the FTIP, a change-in-control generally is defined as taking place if: (a) any person or affiliated group becomes the beneficial owner of 51% or more of Fuel Tech’s outstanding securities, (b) in any two-year period, persons in the majority of the Fuel Tech Board of Directors cease being so unless the nomination of the new directors was approved by a majority of the directors then still in office who were directors at the beginning of such period, (c) a business combination takes place where the shares of Fuel Tech are converted to cash, securities or other property, but not in a transaction in which the stockholders of Fuel Tech have proportionately the same share ownership before and after the transaction, or (d) the stockholders of Fuel Tech approve of a plan of liquidation or dissolution of Fuel Tech.

Under the 2014 LTIP, “change-in-control” generally is defined as:

•

an acquisition by any person as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934 of beneficial ownership of 50% or more of Fuel Tech’s then outstanding common stock or voting power;

•	a sale, transfer or other disposition of all or substantially all of Fuel Tech’s assets;

•	the date ten days prior to the liquidation or dissolution of the Company;

•	a merger, consolidation, statutory share exchange or similar corporate transaction, unless Fuel Tech stockholders continue to hold, directly or indirectly, more than 50% of Fuel Tech voting power; or

•

incumbent directors shall cease for any reason to constitute a majority of the board of directors of Fuel Tech unless the election or the nomination for election by stockholders of Fuel Tech, of each new director was approved by a vote of at least a majority of the directors then still in office who were incumbent directors.

Under the 2014 LTIP, in the event of a “change-in-control,” the Committee may take any of the following actions with respect to employee non-executive performance RSU equity awards granted under the 2014 LTIP either by including such terms in the applicable award agreement or by taking such actions in connection with the change-in-control:

•	fully or partially vest some or all of the outstanding awards immediately prior to the change-in-control transaction;

•

cancel some or all of the outstanding awards (vested or not) in exchange for cash or property representing the value the award recipient would have obtained upon the exercise or settlement of the award in connection with the transaction;

•	assume existing awards or issue substitute awards in exchange for some or all of the outstanding awards;

•

fully vest outstanding options and stock appreciation rights combined with a requirement that the award recipient exercise the awards before the closing of the change-in-control transaction or such awards will terminate; or

•	continue the outstanding awards on their same terms.

The Committee is not required to treat all award recipients or awards granted to any individual in the same manner.

NEO Long-Term Incentive

From 2011 through 2016, the Committee used executive performance RSU awards to provide a long-term, pay-for-performance incentive to the then-serving NEOs. On March 13, 2017, in light of the Equity Award factors above that relate to the overall financial performance of the Company on an annual and long-term basis and the trading price trend of the Company’s Common Stock during 2017, the Committee determined that for 2017 the Company would not enter into an executive performance RSU Award Agreement with any Company executives until such time as the Committee had determined whether the executive performance RSU Award Agreement method of equity award continued to be an appropriate method of awarding long-term incentive pay-for-performance given the Company’s then current circumstances. Thereafter, there were no executive performance RSUs awarded in 2017. For the same reasons, on December 12, 2018 the Committee chose to not award any executive performance RSUs in 2018.

2016 Executive Performance RSU Long-Term Incentive

Revenue Growth RSUs: Under the 2016 Executive Performance RSU Award Agreement, each Participant had the opportunity to earn a targeted amount of RSUs (Revenue Growth RSUs) to be granted dependent upon the Company’s revenue performance over a two-year period. During a two-year measurement period commencing effective January 1st in the calendar year in which the applicable Agreement is executed and ending on December 31st of the following calendar year, the Company’s revenues would be measured against a peer group of companies selected by the Committee with input by the Committee’s independent compensation consultant (Peer Group Companies). As soon as practicable after the Peer Group Companies had reported their revenue growth for the two-year period, the Committee would compare the Company’s revenue growth for such period with that of the Peer Group Companies. The Committee would evaluate the Company’s ranking of revenue growth performance in light of those rankings and would approve a grant to the Participant of a number of Revenue Growth RSUs as determined by that ranking as shown in the Performance Ranking table below. All such RSU grants would otherwise be made subject to the terms of the Company’s standard Executive Performance RSU Agreement and the 2014 LTIP, including a vesting schedule that provided that two-thirds of the granted RSUs would vest immediately on the grant determination date, and the remaining one-third one year after the grant determination date. On May 16, 2018, the Committee determined that Fuel Tech’s performance was in the fourth quartile of Peer Group Companies and, as such, there would be no Revenue Growth RSUs granted to any Participant under the 2016 Executive Performance RSU Award Agreement.

	Performance Ranking Table
	Fourth Quartile of Peer Group Companies (Lowest)	Third Quartile of Peer Group Companies	Second Quartile of Peer Group Companies	First Quartile of Peer Group Companies
Percentage of Target RSU Amount to be Granted	0%	50%	100%	150%

2019 Executive Performance RSU Long-Term Incentive

Effective February 27, 2019 the Committee authorized the Company to enter into a 2019 Executive Performance RSU Award Agreement (the “2019 Executive Performance Agreement”) with certain officers, including Messrs. Arnone and Pach pursuant to which they will have the opportunity to earn the amount of RSUs shown in the table below. The amount of RSUs awarded, if any, will be based on the Company’s achievement of varying levels of operating income before the impact of incentive pay (but including adjustments to reflect the payment of sales commissions) in fiscal 2019 , as determined by the Company, in its sole discretion. Nevertheless, neither Mr. Arnone nor Pach will be entitled to any such RSUs unless the Company achieves a minimum of $2 million in operating income in 2019. If awarded, such RSUs will vest in equal amounts ( i.e., 1/3, 1/3 and 1/3) over three years commencing one year after the grant date based on continued service.

Name and Title	$2 Million Operating Income RSUs Granted*	$3 Million Operating Income RSUs Granted*	$4 Million Operating Income RSUs Granted*
Vincent J. Arnone	50,000	75,000	100,000
President and Chief Executive Officer
James M. Pach	20,000	30,000	40,000
Principal Financial Officer and Controller

*

The amount of RSUs shown represents the threshold or “target” number of RSUs to be granted upon achievement of the specified level of Operating Income. The actual amount of RSUs granted for each category incrementally increase with additional Operating Income achieved up to the next threshold. The maximum number of RSUs to be awarded to Messrs. Arnone and Pach, assuming $5 million in Operating Income is achieved, would equal 125,000 and 50,000, respectively.

Post Agreement Effective Date Event Treatment:

Under the 2019 Executive Performance RSU Agreement, in the event of a Participant’s (as defined in the 2019 Executive Performance RSU Agreement) termination before the grant determination date, Executive Performance RSUs will be granted as follows: if the termination is due to death, disability or the termination of the Participant’s employment without cause, the Participant will be awarded a number of vested Executive Performance RSUs on the determination date based on the percentage of target grants that would have been earned at the date of the termination, pro-rated based on the number of days of employment completed by the Participant in the measurement period; if the termination is for any other reason, no Executive Performance RSUs will be awarded.

In the event of a Participant’s termination, vested and unvested Executive Performance RSUs that have been granted will be treated as follows: if the termination is for cause, all such vested and unvested RSUs will be forfeited; if the termination is for death or total disability, all such unvested RSUs will vest; and if the termination is for any other reason, all unvested RSUs will be forfeited.

Executive Performance RSUs may be granted, and will be granted, in the event of a change-in-control (as defined in the 2019 Executive Performance RSU Agreement) before the grant determination date, as follows: the Committee shall determine to award none, some or all of the Executive Performance RSUs, and whether to accelerate the vesting of those RSUs it so awards, however, the Committee must award a minimum number of RSUs based on the percentage of target grants that would have been earned at the date of the change-in-control, pro-rated based on the number of months of employment completed by the Participant in the measurement period, divided by 36.

Unvested Executive Performance RSUs that have been granted under the 2019 Agreement will vest upon a change-in-control unless the Company is the surviving entity or the surviving entity effectively assumes the unvested RSUs. If, however, these RSUs do not vest upon a change-in-control, but the Participant is terminated without cause, or the Participant terminates for good reason (as defined in the 2019 Executive Performance RSU Agreement) or for death or disability within two years of the change-in-control, then the RSUs will nonetheless vest.

Material Compensation Actions

As of May 16, 2018, the Committee took the following action:

•	Determined there would be no Revenue Growth RSU’s granted to any participant under the 2016 Executive Performance RSU Award Agreement.

As of December 12, 2018, the Committee took the following actions:

•	Recommended to Mr. Arnone, the only employee director on the Board, to take action to forego any equity grant to non-employee directors in 2018. Mr. Arnone, on behalf of the Board, took that action.

•	Determined there would be no executive performance RSUs issued to executives in 2018.

As of February 27, 2019, the Committee took the following actions:

•

Authorized the Company to enter into a 2019 Executive Performance RSU Award Agreement with certain officers, including its President and Chief Executive Officer and Principal Financial Officer and Controller (each a “2019 Participating Executive”) pursuant to which each 2019 Participating Executive will have the opportunity to earn RSUs as further described in the 2019 Executive Performance RSU Long-Term Incentive discussion in the Long-Term Incentives portion of the Compensation Elements section above.

•	Determined there would be no profit sharing contribution to the Company’s 401(k) plan.

As of March 9, 2019, the Committee took the following actions:

•	Determined that the minimum payment threshold for the 2018 CIP had been met, and authorized Fuel Tech to fund $547,000 into the 2018 CIP Incentive Pool.

•	Approved the 2019 CIP as further described above.

With legal effect on March 23, 2109, the Committee took the following action:

•

Approved an equity grant of 25,000 time-vested RSUs to Mr. Cummings under the Company’s standard time-vested RSU award agreement that provides for vesting in equal amounts (i.e., 1/3, 1/3 and 1/3) over three years commencing one year after the award date. 1/3 a year after the award date, second 1/3 two years after the award date and third 1/3 three years after the award date.

The Role of Say-on-Pay Votes

The Company provides its stockholders with the opportunity to cast an annual advisory vote on executive compensation (“say-on-pay proposal”). At the Company’s annual meeting of stockholders held on May 16, 2018, 88.8% of the votes cast on the say-on-pay proposal at the meeting were voted in favor of the proposal. The Compensation Committee evaluated these results and concluded that this vote reflected our stockholders’ support of the Company’s approach to executive compensation. Accordingly, in 2018, the Company did not change its approach to executive compensation or make any significant changes to its executive compensation programs based on stockholder feedback. The Compensation Committee expects to continue to consider the outcome of the Company’s say-on-pay votes when making future compensation decisions for the Named Executive Officers.

Benchmarking, Consultants and the Use of Peer Groups

Fuel Tech has from time to time made use of the services of Frederick W. Cook & Co., Inc. (Cook), a compensation consultant, to address matters of compensation and benefits, and to identify peer group companies based on industry, markets and size. Fuel Tech recognizes that compensation practices must be competitive in the marketplace and marketplace information is one of the many factors that are considered in assessing the reasonableness of compensation programs. The Compensation Committee retains the discretion to make all final decisions relative to matters of compensation and benefits.

The Committee engaged in benchmarking for its NEOs based on the use of data from the peer group of companies shown below. The overall compensation programs for the Company’s NEOs are designed to reward achievement of performance and to attract, retain, and motivate them in an increasingly competitive talent market. The Committee examined compensation data for the peer group of companies shown below to stay current with market pay practices and trends and to understand the competitiveness of our overall executive compensation programs and their various elements. The Committee used this benchmarking data for informational purposes. It does not formulaically target a specific percentile or make significant compensation decisions based on market data or peer group benchmarking data alone, which avoids a “ratcheting up” impact. The Committee uses performance as a primary driver of compensation levels.

The peer group of companies listed below was chosen due to their inclusion in the clean technology or alternative energy industries segment and, for some, common listing in certain third-party clean technology indices that also include Fuel Tech, which indices consider market capitalization, revenues and company size as factors.

Advanced Emissions Solutions, Inc.	EnSync Energy Systems
American Superconductor Corporation	FuelCell Energy, Inc.
Amtech Systems, Inc.	Global Power Equipment, Inc.
Ballard Systems Inc.	Hydrogenics Corporation
Broadwind Energy, Inc.	Maxwell Technologies, Inc.
Capstone Turbine Corporation	Orion Energy Systems, Inc.
Ceco Environmental Corp.	Plug Power Inc.
Cemtrex Inc.	Profire Energy, Inc.
Codexis, Inc.	Sunworks, Inc.
Consolidated Water Co. Ltd.

As described above, from time to time, the Committee may supplement its business judgment pertaining to its consideration of Fuel Tech compensation matters, including salary amounts, short-term and long-term incentive plan minimum and incremental payout thresholds and targets, with a variety of market information obtained from a number of different sources including, among other things, the Committee’s general knowledge regarding compensation matters, information from one or more independent compensation consultants, peer company data, benchmarking related to that data, information obtained from independent search firms, available shares under the Company’s 2014 LTIP, historical and current Fuel Tech compensation data, and historical, current and projected industry and Fuel Tech financial operational performance data and trends.

Ownership Guidelines

Fuel Tech does not have a stock ownership policy for its executive officers.

Hedging and Insider Trading Policies

Fuel Tech does not have a formal policy on hedging. Fuel Tech does prohibit all employees from speculating in Fuel Tech securities, which includes, but is not limited to: short selling; and the purchase and sale or sale and purchase, in non-exempt transactions, of Common Stock within periods of less than six months. Fuel Tech prohibits trading in Common Stock during closed periods from the end of a quarterly period until the third day following the announcement of earnings for that quarterly period.

Equity Grant Practices

As discussed in the Long-Term Incentives portion of the Compensation Elements section above, long-term incentives in the form of stock options or RSUs have been issued by Fuel Tech previously under the FTIP and currently under the 2014 LTIP in accordance with compensation policy as determined by the Committee from time to time.

Under current policy, based on the level of the employee position, new employee stock options or RSUs or some combination thereof may be granted at the first Committee meeting following employment. However, from time to time, an option or RSU award may be authorized by the Committee to be granted and effective on a specified date or event, such as on the first date of employment or after a performance measurement time period. The price of all options granted is the mean of the high and low stock prices reported on the NASDAQ Stock Market, Inc. for the effective date of grant. Also, under the current policies of the Committee: typically, all employees’ options have a term of ten years and are subject to a four-year vesting schedule as follows: 50% of the options vest two years from the grant date and 25% vest on each subsequent year on that date. Vesting of an RSU award (RSU Award) is controlled by the terms of the vesting schedule in the RSU Award Agreement. Vesting can vary from RSU Award to RSU Award, and may be based on the passage of time, the achievement of pre-determined performance criteria or any combination of the foregoing. For time-vested RSUs, the Company’s typical vesting schedule is one-third of the RSU Award after one year, one-third after the second year, and one-third after the third year. Depending on the circumstances, the Company may use a different vesting schedule whether for time-vested RSUs or other RSU Awards.

The Committee may grant options or RSU’s to existing employees on a periodic basis based on the level of the employee position and as well as certain of the factors or performance measurement factors enumerated in the Long-Term Incentives portion of the Compensation Elements section above. While there are no mandatory levels established for the quantity of options or RSUs to be granted, Fuel Tech has used historical practice and employee job level as two of the factors it considers.

Retirement Benefits

Fuel Tech has no defined benefit pension plan. Fuel Tech has a 401(k) Plan covering substantially all employees. The 401(k) Plan is an important factor in attracting and retaining employees as it provides an opportunity to accumulate retirement funds. Fuel Tech’s 401(k) Plan currently provides for annual deferral of up to $18,500 for individuals until age 50, $24,500 for individuals 50 and older, or as allowed by the Internal Revenue Code.

Fuel Tech annually matches 50% of employee contributions up to 6% of the employee’s salary, or a maximum annual match of $7,650. Fuel Tech may also make discretionary profit sharing contributions to the 401(k) Plan on an annual basis. Matching and profit sharing contributions vest over a three-year period.

Welfare Benefits

In order to attract and retain employees, Fuel Tech provides certain welfare benefit plans to its employees, which include medical and dental insurance benefits, group term life insurance, voluntary life and accidental death and dismemberment insurance and personal accident insurance. These benefits are not provided to non-employee directors.

Employment Agreements; Potential Payments upon Termination or Change-in-Control

Messrs. Arnone, Cummings, and Pach are each party to an employment agreement with Fuel Tech effective as follows: September 20, 2010 for Mr. Arnone; October 31, 1998 for Mr. Cummings; and March 9, 2018 for Mr. Pach. These agreements are for indefinite terms, for disclosure and assignment of inventions to Fuel Tech, protection of Fuel Tech proprietary data, covenants against certain competition and arbitration of disputes. These employment agreements are for terms of employment “at will” and do not provide for severance payments. Under Mr. Arnone’s employment agreement, he is entitled to continuation of base salary and benefits, and incentive bonus amounts earned under the applicable short-term incentive plan for the year of termination, for up to one year or sooner on finding comparable employment, after involuntary termination not for cause within one year of a “change-in-control” as described in the table below.

The following table quantifies potential payments that could be made to NEOs under various circumstances involving termination or change-in-control assuming such event occurred on December 31, 2018:

Named Executive Officer	Termination Event(1)	Base Salary(2)($)	Bonus(3)($)	Value of Awarded RSUs(4)($)	Value of Awarded Options(5)($)	Benefits(6)($)	Total($)
Vincent J. Arnone	Change-in-Control	—	70,306	129,578	—	—	199,360
	Termination without Cause within 1 year of Change-in-Control	425,000	—	—	—	10,449	435,449

William E. Cummings, Jr.	Change-in-Control	—	—	83,300	—	—	83,300
	Termination without Cause within 1 year of Change-in-Control	—	—	—	—	—	—

James M. Pach	Change-in-Control	—	18,718	59,500	—	—	78,079
	Termination without Cause within 1 year of Change-in-Control	—	—	—	—	—	—

(1)	No payments are due to any Named Executive Officer upon a termination of employment for any other reason.
(2)

Assumes annual base salaries in effect as of January 1, 2019. In the event of a termination of employment without Cause within one year of a change-in-control, Mr. Arnone is entitled to continuation of base salary and benefits for up to the earlier of one year after such termination or until such officer attains comparable employment with an equivalent salary. For illustrative purposes, a full year of base salary for Mr. Arnone is shown.

(3)

Amounts shown (a) assume a termination date of December 31, 2018, and (b) for Messrs. Arnone and Pach, reflect payouts in the amount of $70,306 and 18,718, respectively, under the 2018 CIP as further described in the 2018 Corporate Incentive Plan portion of the Compensation Elements section above.

(4)

Amounts shown represent value of all unvested RSUs outstanding at December 31, 2018 determined by using the closing price of the Company’s Common Stock on the Nasdaq Stock Market on such date, which was $1.19 per share.

(5)

Messrs. Arnone and Cummings hold stock options in the amounts of 40,000 and 10,000 respectively, which are not included in the amounts above. Although such options would immediately vest upon a change-of-control, no value has been attributed to such amounts because the exercise price of each such unvested option is higher than $1.19 per share, the closing price of the Company’s Common Stock on the Nasdaq Stock Market on December 31, 2018.

(6)	Assumes benefits paid at 2018 levels.

Indemnification and Insurance

Under the Fuel Tech Certificate of Incorporation and the terms of individual indemnity agreements with the Company’s directors and officers, indemnification is afforded Fuel Tech’s directors and officers to the fullest extent permitted by Delaware law. Such indemnification also includes payment of any costs that an indemnitee incurs because of claims against the indemnitee and provides for advancement to the indemnitee of those costs, including legal fees. Fuel Tech is not, however, obligated to provide indemnity and costs where it is adjudicated that the indemnitee did not act in good faith in the reasonable belief that the indemnitee’s actions were in the best interests of Fuel Tech, or, in the case of a settlement of a claim, such determination is made by the Board.

Fuel Tech carries insurance providing indemnification, under certain circumstances, to all of its directors and officers for claims against them by reason of, among other things, any act or failure to act in their capacities as directors or officers. The current annual premium for this policy is $193,107.

No payments have been made for such indemnification to any past or present director or officer by Fuel Tech or under any insurance policy.

Compensation Recovery Policies

Fuel Tech’s Board maintains a policy that it will evaluate in appropriate circumstances whether to seek the reimbursement of certain compensation awards paid to an executive officer, if such executive engages in misconduct that caused or partially caused a restatement of financial results, in accordance with Section 304 of the Sarbanes-Oxley Act of 2002. If the Board determines that circumstances warrant, Fuel Tech will seek to recover appropriate portions of the executive officer’s compensation for the relevant period, as provided by law.

Tax Deductibility of Executive Compensation

Fuel Tech reviews and considers the deductibility of executive compensation under the requirements of Internal Revenue Code Section 162(m). The Company believes that compensation paid under the Company’s incentive plans is generally fully deductible for federal income tax purposes.

Accounting for Equity-Based Compensation

On January 1, 2006, Fuel Tech began accounting for the equity-based compensation issued under the FTIP in accordance with the requirements of FASB ASC Topic No. 718. Fuel Tech accounting for equity-based compensation under the 2014 LTIP also is in accordance with the requirements of FASB ASC Topic No. 718.

Summary of NEO Compensation

It has been Fuel Tech’s practice that overall NEO compensation consists of three primary elements: base salary, a short-term incentive plan based on financial performance (whether under a CIP or a sales commission plan, as applicable), and long-term incentives. Those primary elements of compensation paid by Fuel Tech to its NEOs are reflected in the following chart.

The Committee determined the amounts to be paid to each NEO for fiscal 2018 as follows:

•	Vincent J. Arnone, President, and Chief Executive Officer: Mr. Arnone’s compensation for 2018 consisted primarily of the following:

•	Base Salary: From April 1, 2015, Mr. Arnone’s annualized salary has remained at $425,000.

•

Short-Term Incentives: Mr. Arnone earned a payout in the amount of $70,306 under the 2018 CIP as further described in the 2018 Corporate Incentive Plan portion of the Compensation Elements section above.

•

Long-Term Incentives: No long-term incentive equity grant was awarded to Mr. Arnone in 2018. In 2019, the Company entered into a 2019 Executive Performance RSU Award Agreement with Mr. Arnone pursuant to which he will have the opportunity to earn RSUs as further described in the 2019 Executive Performance RSU Long-Term Incentive discussion in the Long-Term Incentives portion of the Compensation Elements section above.

•	William E. Cummings, Senior Vice President, Sales: Mr. Cummings’ compensation for 2018 consisted primarily of the following:

•	Base Salary: Mr. Cummings base salary for 2018 was $240,000.

•

Short-Term Incentives: Mr. Cummings earned $210,853 in sales commissions in fiscal 2018 as further described in the APC Officer and National Sales Manager Commission Plan and FUEL CHEM Officer Commission Plan portions of the Compensation Elements section above.

•

Long-Term Incentives: No long-term incentive equity grant was awarded to Mr. Cummings in 2018. In March 2019, Mr. Cummings received a grant of 25,000 RSUs under the Company’s standard time vested RSUs grant agreement which provides for three-year vesting (i.e., 1/3 one year after the grant date then 1/3 one year thereafter and the remaining 1/3 one year thereafter).

•	James M. Pach, Vice President, Treasurer and Controller and Principal Financial Officer: Mr. Pach’s compensation for 2018 consisted primarily of the following:

•	Base Salary: Mr. Pach’s annualized base salary for 2018 was $190,000.

•

Short-Term Incentives: Mr. Pach earned a payout in the amount of $18,718 under the 2018 CIP as further described in the 2018 Corporate Incentive Plan portion of the Compensation Elements section above.

•

Long-Term Incentives: No long-term incentive equity grant was awarded to Mr. Pach in 2018. In 2019, the Company entered into a 2019 Executive Performance RSU Award Agreement with Mr. Pach pursuant to which he will have the opportunity to earn RSUs as further described in the 2019 Executive Performance RSU Long-Term Incentive discussion in the Long-Term Incentives portion of the Compensation Elements section above.

SUMMARY COMPENSATION TABLE

The table below sets forth information concerning fiscal years 2018 and 2017 compensation awarded to, earned by or paid in all capacities to the “Named Executive Officers” whose total compensation exceeded $100,000.

(a)	(b)	(c)	(e)	(f)	(g)	(i)	(j)
Name & Principal Position	Year	Salary ($)	Stock Awards(1) ($)	Option Awards(1) ($)	Non-Equity Incentive Plan Compensation(2) ($)	All Other Compensation(3) ($)	Total ($)
Vincent J. Arnone	2018	425,000	—	—	70,306	18,699	514,005
President and Chief Executive Officer	2017	425,000	96,500	—	—	17,574	539,074

William E. Cummings, Jr.	2018	240,000	—	—	210,853	27,637	478,490
Senior Vice President, Sales	2017	240,000	67,550	—	134,030	25,495	467,039

James M. Pach	2018	188,583	—	—	18,718	30,667	237,968
Vice President, Controller and Treasurer	2017	167,518	48,250	—	—	23,020	238,788

(1)

The amounts in these columns reflect stock and option awards that were granted in 2018 and 2017. The amounts represent the aggregate grant date fair value of awards granted in each respective year computed in accordance with stock-based compensation accounting rules (FASB ASC Topic 718), excluding the effect of forfeitures (see footnote 8 to the financial statements in our annual report on Form 10-K for a further discussion of the accounting for stock awards).

(2)

The amounts in this column include cash bonuses including, for Messrs. Arnone and Pach, amounts paid out under the 2018 CIP, and for Mr. Cummings, amounts paid out under the applicable APC Officer and General Sales Manager Commission Plan and Officer FUEL CHEM Commission Plan.

(3)

“All Other Compensation” includes for each of the Named Executive Officers, matching contributions and profit sharing allocations to the Fuel Tech 401(k) Plan; expense for life, accidental death and dismemberment and long-term disability insurance.

GRANTS OF PLAN-BASED AWARDS IN FISCAL YEAR 2018

TO NAMED EXECUTIVE OFFICERS

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares, Stocks or Units (#)	Closing Price per Share ($/Sh) on Grant Date (k)	Grant Date Fair Value of Stock Option and Other Stock Awards($) (2))
Name (a)	Grant Date (b)	Threshold ($)(c)	Target ($)(d)	Maximum ($)(e)
Vincent J. Arnone	3/8/18	63,750	212,500	$282,625	—	—	—
William E. Cummings, Jr.(2).	—	—	—	—	—	—	—
James M. Pach	3/8/18	16,972	56,575	75,245	—	—	—

(1)

The 2018 CIP was adopted by the Compensation Committee, effective March 8, 2018. As described in the 2018 Corporate Incentive Plan portion of the Compensation Elements section above, the funding threshold for the 2018 CIP was the achievement of $1.0 million in Operating Income. Amounts in columns (c), (d) and (e) are representative payout amounts based the achievement of the following varying levels of Operating Income: $1 million (the minimum funding threshold under the 2018 CIP); $3.5 million (the amount of Operating Income required for Messrs. Arnone and Pach’s 2018 CIP payout to equal 100% of their respective target bonus factors; and $6 million.

(2)

Mr. Cummings’ short-term plan compensation during 2018 was contingent upon sales of Fuel Tech’s products and services pursuant to the 2018 APC Officer and General Sales Manager Commission Plan and the 2018 Officer FUEL CHEM Commission Plan. Mr. Cummings received $210,853 in sales commission under such plans for 2018.

OPTION EXERCISES AND STOCK VESTED IN FISCAL YEAR 2018

FOR NAMED EXECUTIVE OFFICERS

	Option Exercises and Stock Vested Option Awards		Stock Awards (1)
Name (a)	Number of Shares Acquired on Exercise (#)(b)	Value Realized on Exercise ($)(c)	Number of Shares Acquired on Vesting (#)(d)	Value Realized on Vesting ($)(e)
Vincent J. Arnone	—	—	17,778	19,467
William E. Cummings, Jr.	—	—	—	—
James M. Pach	—	—	—	—

(1)	As discussed in the RSU Long-Term Incentive portion of the Compensation Elements section above, the amounts shown reflect the vesting of 2016 TSR RSUs.

OUTSTANDING EQUITY AWARDS AT 2018 FISCAL YEAR-END

FOR NAMED EXECUTIVE OFFICERS

For each of the options described below, the option expiration date is the 10th anniversary of the grant date; each of these options vests 50% on the second anniversary of the grant date and 25% on each of the third and fourth anniversaries of the grant date. See the text under the caption “Equity Grant Practices” in the Compensation Discussion and Analysis above.

	Option Awards
(a)	(b)	(c)	(e)	(f)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Vincent J. Arnone	40,000		6.10	09/20/2020
President and Chief Executive Officer
Chief Financial Officer and Treasurer	—		—	—
William E. Cummings, Jr.	10,000		10.20	05/20/2019
Senior Vice President, Sales
James M. Pach	—		—	—
Vice President, Treasurer and Controller

At December 31, 2018 the following RSUs were outstanding. See the text under the caption Equity Grant Practices section in the Compensation Discussion and Analysis above.

(a)	(g)	(h)	(i)	(j)
Name	Number of Units of Stock That Have Not Vested (#)	Market Value of Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Units That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Units That Have Not Vested ($)(1)
Vincent J. Arnone	100,000	119,000	8,889	10,578
President and Chief Executive Officer
William E. Cummings, Jr.	70,000	83,300	—	—
Senior Vice President, Sales
James M. Pach.	50,000	59,500	—	—
Vice President, Treasurer and Controller

(1)	Market value reflects a per RSU value of $1.19, the closing price of Fuel Tech’s Common Stock on December 31, 2018.

AGENDA ITEM NO. 2 APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

On August 22, 2018, the Audit Committee approved the appointment of RSM US LLP (RSM) as Fuel Tech’s independent registered accounting firm for the year ending December 31, 2018. We are asking you to ratify that appointment. RSM has served in this capacity since its July 2010 appointment and has become knowledgeable about Fuel Tech’s operations and accounting practices and is well qualified to act in the capacity of independent registered accountants. In making the appointment, the Audit Committee reviewed RSM’s performance along with its reputation for integrity, overall competence in accounting and auditing and independence. Representatives of RSM will be present at the Annual Meeting and will have the opportunity to make a statement, if they wish to do so, and be available to respond to questions.

Audit Fees

Fees for professional services provided by RSM in each of the last two fiscal years by category were:

	2018($)	2017($)
Audit Fees	369,436	345,957
Audit-Related Fees	5,750	—
Tax Fees	—	—
All Other Fees	—	—

	375,186	345,957

Pre-Approval Policies and Procedures

Fuel Tech’s policy and procedure is that each engagement for an audit or non-audit service is approved in advance by the Audit Committee.

The affirmative vote of a majority of the shares voting is required for the approval of this proposal. The Board recommends a vote FOR this proposal.

Report of the Audit Committee

Management is primarily responsible for Fuel Tech’s internal controls and financial reporting. RSM US LLP (RSM), Fuel Tech’s independent auditors, are responsible for performing independent audits of Fuel Tech’s consolidated financial statements in accordance with the auditing standards of the Public Company Accounting Oversight Board. These audits serve as the basis for RSM’s opinions included in annual reports to stockholders as to whether the financial statements fairly present, in all material respects, Fuel Tech’s financial position, results of operations, and cash flows in conformity with U.S. generally accepted accounting principles, and whether management’s assessment of the effectiveness of Fuel Tech’s internal control over financial reporting is fairly stated in all material respects. The Audit Committee (“Committee”) is responsible for the review and oversight of these processes.

Management has represented that Fuel Tech’s 2018 financial statements were prepared in accordance with accounting principles generally accepted in the United States. The Committee has reviewed and discussed with both management and RSM the 2018 financial statements, management’s report on internal control over financial reporting and RSM’s report on financial reporting. The Committee has also discussed with RSM the matters required to be discussed by the Public Company Accounting Oversight Board; Audit Standard No. 16.

The Committee has received the written disclosures and correspondence from RSM required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Committee concerning independence, and has represented that RSM is independent from Fuel Tech. The Committee has discussed with RSM their independence and concluded that the provision of the services described above under the caption “Audit Fees” is compatible with maintaining their independence.

The Committee reviewed its charter and determined that no changes were required to the charter.

Based on the representations, reviews and discussions referred to above, the Committee recommended to the Board that Fuel Tech’s audited consolidated financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2018 and filed with the Securities and Exchange Commission.

By the Audit Committee:

D.L. Zeitler, Chairman

              S. L. Jones, J.J. Markowsky and T.S. Shaw

AGENDA ITEM NO. 3 ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), Fuel Tech is offering our stockholders the opportunity to cast an advisory vote (commonly referred to as the “say on pay” vote) on the Company’s executive compensation program for its NEOs. Although this advisory vote is nonbinding, the Board of Directors and the Compensation Committee will take into account the outcome of the vote when considering future compensation decisions for the Company’s NEOs.

As discussed in the Compensation Discussion and Analysis section of this proxy statement, we believe that the primary elements of the Company’s executive compensation programs for Fuel Tech’s NEOs are based on a pay-for-performance structure, are well-aligned with the long-term interests of the Company’s stockholders, and are designed to attract, motivate, and retain NEOs who are critical to the success of Fuel Tech. Some of the features of the Company’s executive compensation programs that illustrate the Fuel Tech’s philosophy are:

•

By design, two of the three primary elements of each NEO’s overall compensation package are at-risk and are subject to the Company’s performance. As explained in detail in the Summary of NEO Compensation portion of the Compensation Discussion and Analysis section, in fiscal 2018, NEO incentive compensation, whether short-term or long-term, was determined based on the Company’s financial, operational or sales performance, or a combination of those factors.

•

Base salary and base salary increase decisions for Fuel Tech’s NEOs are typically in keeping with market pay data for comparable executive positions in companies from Fuel Tech’s established peer group (also see the discussion of the use of peer groups in the Benchmarking, Consultants and Use of Peer Groups section above). Exceptional increases are limited to promotions or situations where the executive’s job performance is strong and his/her base salary is significantly under the market median.

•

Both in design and application, the formal cash-based short-term incentive programs applicable to each of the Company’s NEOs, whether the CIP or the APC or FUEL CHEM Officer Commission Plans, is a pay-for-performance program.

•

Our stock option awards and RSU grant awards feature graduated vesting over a multiple year period. For RSUs, the number of years in the vesting period can vary depending on the type of RSU grant involved.

Stockholders are encouraged to read the full details of Fuel Tech’s executive compensation programs as described in the Compensation Discussion and Analysis, section and the accompanying compensation tables and related narrative disclosure to properly evaluate Fuel Tech’s approach to compensating the Company’s executives.

For the reasons provided above, Fuel Tech recommends that the stockholders vote in favor of the following resolution:

RESOLVED, that the stockholders approve, on an advisory non-binding basis, the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis and the accompanying compensation tables and related narrative disclosure in this proxy statement.

The Board of Directors recommends that you vote FOR this proposal to approve, on an advisory basis, the compensation of the Company’s named executive officers.

GENERAL

Section 16(a) Beneficial Ownership Reporting Compliance

Fuel Tech believes that all reports required to be filed under Section 16(a) of the Securities and Exchange Act of 1934 for the year 2018 were timely filed except that a Form 3 filing due for Ms. Jones on March 18 was filed on March 19.

Other Business

Management knows of no other matters that may properly be, or are likely to be, brought before the Annual Meeting other than those described in this Proxy Statement.

Stockholder Proposals

Stockholder proposals intended for inclusion in the proxy statement and proxy to be mailed to all stockholders entitled to vote at the annual meeting of stockholders to be held in the year 2020 must be received in writing addressed to the Board of Directors or the Secretary of Fuel Tech at 27601 Bella Vista Parkway, Warrenville, IL 60555 on or before December 6, 2019 and, if not received by such date, may be excluded from the proxy materials. Any such proposal must meet the informational and other requirements set forth in the SEC’s rules and regulations and our bylaws in order to be eligible for inclusion in the proxy materials for that meeting.

In addition, under our bylaws, if security holders intend to nominate directors or present proposals at the 2020 annual meeting other than through inclusion of such proposals in the proxy materials for that meeting, then Fuel Tech must receive notice of such nominations or proposals at 27601 Bella Vista Parkway, Warrenville, IL 60555 no earlier than January 17, 2020 and no later than February 16, 2020. Such notice must meet the informational and other requirements set forth in our bylaws in order to be presented at the 2020 annual meeting. If we do not receive notice by that date, then such proposals and nominees may not be presented at the 2020 annual meeting.

Communicating With the Board of Directors

Any stockholder desiring to send a communication to the Board of Directors, or any individual director, may forward such communication to the Secretary to the address provided above for stockholder proposals. Under procedures fixed from time to time by the independent directors, the Secretary will collect and organize all such communications and forward them to the Board or individual director. Fuel Tech generally will not forward to the directors a communication that is primarily commercial in nature, relates to an improper or irrelevant topic, or requests general information regarding Fuel Tech.

FUEL TECH, INC.

Albert G. Grigonis

Secretary

March 26, 2019

FUEL TECH
Technologies to enable clean efficient energy

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Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card. Votes submitted electronically must be received by 1:00 a.m., Central Time, on May 16, 2019. Online Go to www.envisionreports.com/FTEK or scan the QR code – login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Using a black ink pen, mark your votes with an X as shown in this example. Sign up for electronic delivery at Please do not write outside the designated areas. www.envisionreports.com/FTEK Annual Meeting Proxy Card IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proposals – The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3. 1. Election of Directors: For Withhold For Withhold For Withhold 01 – Vincent J. Arnone 02 – Douglas G. Bailey 03 – Sharon L. Jones 04 – James J. Markowsky 05 – Thomas S. Shaw, Jr. 06 – Dennis L. Zeitler For Against Abstain For Against Abstain 2. Proposal to ratify the appointment of RSM US LLP as Fuel 3. A B Advisory vote on executive compensation Tech’s independent registered public accounting firm Authorized Signatures – This section must be completed for your vote to be counted. – Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) – Please print date below. Signature 1 – Please keep signature within the box. Signature 2 – Please keep signature within the box. 62DV 03115A

2019 Annual Meeting 2019 Annual Meeting of Fuel Tech, Inc. Stockholders May 16, 2019 at 10:00 a.m. 27601 Bella Vista Parkway, Warrenville, Illinois 60555 Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/FTEK IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proxy – FUEL TECH, INC. Notice of 2019 Annual Meeting of Stockholders 27601 Bella Vista Parkway, Warrenville, Illinois 60555 Proxy Solicited by Board of Directors for Annual Meeting – May 16, 2019 Vincent J. Arnone and Albert G. Grigonis, or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Fuel Tech, Inc. to be held on May 16, 2019 at 10 a.m. or at any postponement or adjournment thereof. The Board of Directors recommends a vote for the election as director of each of the nominees and for approval of each other agenda item, and, if no direction is given, this proxy will be voted for all nominees and for such other items. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side.) Non-Voting Items Change of Address – Please print new address below. Comments – Please print your comments below. Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting.